Filed Pursuant to Rule 433
Registration No. 333-158385
October 25, 2010
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ Knock-Out Buffer Notes Linked to the American Depositary Shares of Petróleo Brasileiro S.A. – Petrobras due May 2, 2012
General
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Terms used in this free writing prospectus are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described in the product supplement, prospectus supplement or prospectus. The Notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to a single Reference Asset described below.
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Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the related Notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing May 2, 2012.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:
The American depositary share (“ADS”) of the Reference Asset Issuer. For the purpose of this free writing prospectus, the term “Reference Asset Issuer” refers to the issuer of the shares underlying the ADS.  We refer to the common stock represented by the ADS as the “Underlying Stock”.

Reference Asset Issuer:	Petróleo Brasileiro S.A. – Petrobras (ADS) (“PBR”)
Knock-Out Event:
A Knock-Out Event occurs if, on any scheduled trading day during the Observation Period, the Official Closing Price (as defined below) has decreased, as compared to the Initial Price, by a percentage that is more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	30.00%
Contingent Minimum Return:	8.00%
Maximum Cap:	50.00%
Principal Amount:	$1,000 per Note.
Trade Date:	October 26, 2010
Pricing Date:	October 26, 2010
Original Issue Date:	November 2, 2010
Final Valuation Date:	April 27, 2012, subject to adjustment as described herein and in the accompanying product supplement.
Observation Period:	The period beginning on and excluding the Pricing Date and ending on and including the Final Valuation Date.
Maturity Date:
3 business days after the Final Valuation Date and is expected to be May 2, 2012.  The Maturity Date is subject to further adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:
If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset subject to the Maximum Cap. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as the lesser of:

$1,000 + ($1,000 × Reference Return); and
$1,000 + ($1,000 × Maximum Cap).

If a Knock-Out Event has occurred and the Final price is less than the Initial Price, you will lose some or all of your investment. This means that if the Reference Return is -100.00%, you will lose your entire investment.

If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return and the Maximum Cap. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will equal the lesser of (A) $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return and (ii) the Contingent Minimum Return, and (B) $1,000 plus the product of (a) $1,000 multiplied by (b) the Maximum Cap.  For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	The Official Closing Price of the Reference Asset as determined by the calculation agent on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date, adjusted as described under “Adjustments” below by the calculation agent.
Official Closing Price:
The Official Closing Price of the Reference Asset on any scheduled trading day during the Observation Period will be the relevant official price of one share of the Reference Asset on the relevant exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange.  If the Reference Asset Is not listed or traded as described above for any reason other than a market disruption event (as defined below), the Official Closing Price on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for one share of the Reference Asset obtained from as many dealers in the Reference Asset selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

CUSIP/ISIN:	4042K06V2 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not indicative of the market risk associated with the Notes or the Reference Asset nor is it a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.
Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page FWP-3 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
We have appointed J.P. Morgan Securities LLC as placement agent for the sale of the Notes.  J.P. Morgan Securities LLC will offer the Notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$12.50	$987.50
Total	$	$	$
(1)	Certain fiduciary accounts purchasing the Notes will pay a purchase price of $987.50 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.
JPMorgan
Placement Agent
October 25, 2010

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page FWP-3 of this free writing prospectus and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity up to the Maximum Cap on the Notes of 50.00%, or a maximum Payment at Maturity of $1,500 for every $1,000 Principal Amount of Notes.. If a Knock-Out Event has not occurred, in addition to the Principal Amount, you will receive at maturity at least the Contingent Minimum Return of 8.00% on the Notes, or a minimum Payment at Maturity of $1,080 for every $1,000 Principal Amount of Notes. Even if a Knock-Out Event has occurred, if the Final Price is greater than the Initial Price, in addition to the Principal Amount, you will receive at maturity a return on the Notes equal to the Reference Return subject to the Maximum Cap. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount and the Contingent Minimum Return at maturity even if the Final Price is below the Initial Price.  If a Knock-Out Event has occurred and the Final Price is less than the Initial Price, you will lose 1.00% of your Principal Amount for every 1.00% that the Final Price is less than the Initial Price. If a Knock-Out Event has occurred and the Reference Return is -100.00%, you will lose your entire investment.

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TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat a Note as a pre-paid forward or other executory contract with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a “passive foreign investment company” (a “PFIC”), within the meaning of Section 1297 of the Code.  In the event that the Reference Asset Issuer were treated as a PFIC, certain adverse U.S. federal income tax consequences might apply. You

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should refer to information filed with the SEC or other authorities by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you, if any, in the event that the Reference Asset Issuer is or becomes a PFIC.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

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SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset subject to the Maximum Cap and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If the Official Closing Price is ever below the Initial Price by a percentage that is more than the Knock-Out Buffer Amount of 30.00% during the Observation Period, a Knock-Out Event has occurred, and the protection provided by the Knock-Out Buffer Amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM CAP — If the Final Price is greater than the Initial Price, for each $1,000 Principal Amount of Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Cap of 50.00% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Cap. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM CAP.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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YOUR PROTECTION AND ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the Official Closing Price is ever below the Initial Price by a percentage that is more than the Knock-Out Buffer Amount of 30.00% during the Observation Period, you will be fully exposed to any decline in the Reference Asset and will not be entitled to receive the protection provided by the Contingent Minimum Return on the Notes.  Under these circumstances, if the Final Price is less than the Initial Price, you will lose 1.00% of the Principal Amount of your investment for every 1.00% decrease in the Final Price as compared to the Initial Price.  You will be subject to this potential loss of principal even if the price of the Reference Asset subsequently increases such that the Official Closing Price is less than the Initial Price by not more than the Knock-Out Buffer Amount of 30.00%, or is equal to or greater than the Initial Price. As a result, you may lose some or all of your investment.  Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

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POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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THERE IS LIMITED ANTI-DILUTION PROTECTION — The calculation agent will adjust the Final Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the Payment at Maturity. The calculation agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the Reference Asset, the market price of the relevant Notes and the Payment at Maturity may be materially and adversely affected. See the “Adjustments” below for additional information.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.  In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

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WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET ISSUER — We are not affiliated with the Reference Asset Issuer.  We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Asset contained in this free writing prospectus.  You should make your own investigation into the Reference Asset and the Reference Asset Issuer.  We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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FLUCTUATIONS IN EXCHANGE RATES WILL AFFECT THE VALUES OF THE REFERENCE ASSET — There are significant risks related to an investment in a security that is linked, in whole or in part, to the ADS of a foreign issuer, which is quoted and traded in U.S. dollars, which represents the Underlying Stock that is quoted and traded in a foreign currency. The ADS, which is quoted and traded in U.S. dollars, may trade differently from the Underlying Stock. In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the Underlying Stock on non-U.S. securities markets and, as a result, may affect the market price of the ADS, which may consequently affect the value of the Notes.

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THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH FOREIGN SECURITIES MARKETS — Because the Underlying Stock may also be publicly traded in the foreign country and are denominated in a currency other than U.S. dollars, investments in the Notes involve particular risks.  For example, foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries.  These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates.  In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from any other factor or factors.

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THE NOTES ARE SUBJECT TO EMERGING MARKETS RISK — Investments in securities linked directly or indirectly to emerging market equity securities, such as the Reference Asset, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are highly susceptible, before making a decision to invest in the Notes.

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THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE ADS AND THE RIGHTS OF HOLDERS OF THE COMMON STOCK OF THE FOREIGN COMPANY — Because your Notes are linked to the performance of the ADS of a foreign issuer, you should be aware that your Notes are linked to the prices of the ADS and not to the Underlying Stock, and there exist important differences between the rights of holders of the ADS and the Underlying Stock. The ADS is a security evidenced by American depositary receipts that represents a specified number of shares of common stock of a foreign issuer. Generally, the ADS are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADS, which may be different from the rights of holders of common stock of the foreign issuer. For example, the foreign issuer may make distributions in respect of its common stock that are not passed on to the holders of its ADS. Any such differences between the rights of holders of the ADS and holders of the Underlying Stock may be significant and may materially and adversely affect the value of the Notes.

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IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE PARTIALLY BASED ON THE COMMON STOCK OR ADS OF A COMPANY OTHER THAN THE REFERENCE ASSET— Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the common stock or ADS of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The

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occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Merger Event and Tender Offer” below.

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THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

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POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. Although the calculation agent has made all determinations and taken all action in relation to establishing the Initial Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Notes.  HSBC will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes.

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Official Closing Price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	whether a Knock-Out Event has occurred;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table and graph illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 30.00%, the Contingent Minimum Return on the Notes of 8.00%, the Maximum Cap of 50.00%, and assumes an Initial Price of $31.90.  The actual Initial Price will be determined on the Pricing Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Total Return
		Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
$63.80	100.00%	50.00%	50.00%
$57.42	80.00%	50.00%	50.00%
$51.04	60.00%	50.00%	50.00%
$47.85	50.00%	50.00%	50.00%
$44.66	40.00%	40.00%	40.00%
$41.47	30.00%	30.00%	30.00%
$39.88	25.00%	25.00%	25.00%
$38.28	20.00%	20.00%	20.00%
$35.09	10.00%	10.00%	10.00%
$34.45	8.00%	8.00%	10.00%
$33.50	5.00%	8.00%	5.00%
$32.70	2.50%	8.00%	2.50%
$31.90	0.00%	8.00%	0.00%
$30.31	-5.00%	8.00%	-5.00%
$28.71	-10.00%	8.00%	-10.00%
$27.12	-15.00%	8.00%	-15.00%
$25.52	-20.00%	8.00%	-20.00%
$23.93	-25.00%	8.00%	-25.00%
$22.33	-30.00%	8.00%	-30.00%
$19.14	-40.00%	N/A	-40.00%
$12.76	-60.00%	N/A	-60.00%
$6.38	-80.00%	N/A	-80.00%
$0.00	-100.00%	N/A	-100.00%
(1)	The Official Closing Price has not declined, as compared to the Initial Price, by a percentage that is more than 30.00% at any time during the Observation Period.
(2)	The Official Closing Price has declined, as compared to the Initial Price, by a percentage that is more than 30.00% at any time during the Observation Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the price of the Reference Asset decreases from the Initial Price of $31.90 to a Final Price of $28.71. Because a Knock-Out Event has not occurred and the Reference Return of
-10.00% is less than the Contingent Minimum Return of 8.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,080 per $1,000 Principal Amount of Notes.

Example 2: A Knock-Out Event has occurred and the price of the Reference Asset decreases from the Initial Price of $31.90 to a Final Price of $27.12. Because a Knock-Out Event has occurred and the Reference Return is -15.00%, the investor is exposed to the negative performance of the Reference Asset and receives a Payment at Maturity of $850 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -15.00%) = $850

Example 3: The price of the Reference Asset increases from the Initial Price of $31.90 to a Final Price of $39.88. Regardless of a Knock-Out Event occurring or not, because the Reference Return of 25.00% is greater than the Contingent Minimum Return of 8.00% but less than the Maximum Cap of 50.00%, the investor receives a Payment at Maturity of $1,250 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 25.00%) = $1,250

Example 4: The price of the Reference Asset increases from the Initial Price of $31.90 to a Final Price of $51.04. Regardless of a Knock-Out Event occurring or not, because the Reference Return of 60.00% is greater than the Contingent Minimum Return of 0.00% and also greater than the Maximum Cap of 50.00%, the investor receives a Payment at Maturity of $1,500 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 50.00%) = $1,500

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Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the Reference Asset.  All disclosure contained in this free writing prospectus regarding the Reference Asset is derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset contained in this free writing prospectus.  You should make your own investigation into the Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

REFERENCE ASSET ISSUER AND REFERENCE ASSET INFORMATION

The Notes have not been passed on by the Reference Asset Issuer as to their legality or suitability. The Notes are not issued by and are not financial or legal obligations of the Reference Asset Issuer. The Reference Asset Issuer makes no warranties and bears no liabilities with respect to the Notes. This free writing prospectus relates only to the Notes offered and does not relate to any security of the Reference Asset Issuer.

All information on the Reference Asset and the Reference Asset Issuer is derived from publicly available information. Companies with securities registered under the Securities Exchange Act of 1934, or the Exchange Act, are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the Reference Asset Issuer can be located by reference to the SEC file number specified in the description of the Reference Asset below.  In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.  We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Reference Asset Issuer with the SEC. In connection with the Notes, neither we nor the agent has participated in the preparation of the above-described documents or made any due diligence inquiry with respect to the Reference Asset Issuer. Neither we nor any affiliate makes any representation that such publicly available documents or any other publicly available information regarding the Reference Asset Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading level or price of The Reference Asset (and therefore the price of the Reference Asset at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Asset Issuer could affect the value received at maturity with respect to the Notes and therefore the price of the Notes.

PETRÓLEO BRASILEIRO S.A. – PETROBRAS (PBR)

Description of Petróleo Brasileiro S.A. – Petrobras

Petróleo Brasileiro S.A. – Petrobras has stated in its filings with the SEC that it is an energy company in the business of exploration and production of oil.  Information filed by Petróleo Brasileiro S.A. – Petrobras with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-15106 or its CIK Code: 0001119639. The ADS of Petróleo Brasileiro S.A. – Petrobras is listed on the New York Stock Exchange under ticker symbol “PBR”.

Historical Performance of Petróleo Brasileiro S.A. – Petrobras

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Asset for each quarter in the period from January 3, 2005 through October 22, 2010. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of future performance of the Reference Asset.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	$12.55	$9.30	$11.05
June 30, 2005	$13.32	$10.05	$13.03
September 30, 2005	$18.55	$12.34	$17.87
December 30, 2005	$18.48	$14.51	$17.82
March 31, 2006	$23.74	$18.17	$21.67
June 30, 2006	$26.86	$17.25	$22.33
September 29, 2006	$24.09	$18.45	$20.96
December 29, 2006	$25.75	$19.31	$25.75
March 30, 2007	$25.95	$20.81	$24.88
June 29, 2007	$31.18	$24.63	$30.32

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September 28, 2007	$38.52	$24.38	$37.75
December 31, 2007	$59.58	$36.44	$57.62
March 31, 2008	$62.74	$44.36	$51.06
June 30, 2008	$77.61	$50.47	$70.83
September 30, 2008	$71.76	$36.50	$43.95
December 31, 2008	$43.90	$14.73	$24.49
March 31, 2009	$35.30	$22.22	$30.47
June 30, 2009	$46.10	$30.16	$40.98
September 30, 2009	$46.52	$34.31	$45.90
December 31, 2009	$53.45	$43.69	$47.68
March 31, 2010	$49.35	$37.11	$44.49
June 30, 2010	$46.59	$31.21	$34.32
September 30, 2010	$38.81	$32.49	$36.27
October 22, 2010*	$36.91	$31.54	$31.90

* As of the date of this free writing prospectus available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through October 22, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the Reference Asset from January 3, 2005 through October 22, 2010, based on information from Bloomberg Professional® service. The market price of the Reference Asset on October 22, 2010 was $31.90. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Historical Performance of Petróleo Brasileiro S.A. – Petrobras

Source: Bloomberg Professional® service

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Market Disruption Events

If the Final Valuation Date is not a scheduled trading day for the Reference Asset, then the Final Valuation Date will be the next day that is a scheduled trading day for the Reference Asset.  If a market disruption event (as defined below) exists for the Reference Asset on the Final Valuation Date, then the Final Valuation Date will be the next scheduled trading day on which a market disruption event does not exist.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the Final Valuation Date, and the calculation agent will determine, in its discretion, the Final Price on that date in good faith and in its sole discretion using its estimate of the exchange traded price for the Reference Asset that would have prevailed but for that market disruption event.

“Market disruption event” means for purposes hereof:

With respect to the Reference Asset and any date, the occurrence or existence of any of the following conditions which the calculation agent determines is material: (i) any suspension of or limitation imposed on trading by any relevant exchange or related exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by that relevant exchange or related exchange or otherwise, (a) relating to the Reference Asset or the Underlying Stock or (b) in any futures or options contracts relating to the Reference Asset or the Underlying Stock; or (ii) any event (other than an event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for, the Reference Asset or the Underlying Stock or (b) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Reference Asset or the Underlying Stock; or (iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time unless that earlier closing time is announced by that relevant exchange or related exchange at least one hour prior to the actual closing time for the regular trading session on that relevant exchange or related exchange on that scheduled trading day; or (iv) the relevant exchange or any related exchange for the Reference Asset or the Underlying Stock fails to open for trading during its regular trading session.

“Relevant exchange” means (i) with respect to the Reference Asset, the primary exchange for the Reference Asset and (ii) with respect to the Underlying Stock, the primary exchange for the Underlying Stock.

“Related exchange” means with respect to the Reference Asset or Underlying Stock, the exchanges or quotation systems, if any, on which options or futures contracts on the Reference Asset or Underlying Stock are traded or quoted, and as may be selected from time to time by the calculation agent.

“Scheduled closing time” means, with respect to any exchange and a scheduled trading day, the scheduled weekday closing time of that exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which the relevant exchange and each related exchange are scheduled to be open for trading for the Reference Asset.

The calculation agent will notify the Noteholders of the existence of a market disruption event on any day that, but for the occurrence or existence of a market disruption event, would have been the Final Valuation Date.

Merger Event and Tender Offer

A “merger event” shall mean any (i) reclassification or change of the shares of the Reference Asset or the Underlying Stock that results in a transfer of or an irrevocable commitment to transfer all shares of the Reference Asset or the Underlying Stock outstanding, (ii) consolidation, amalgamation or merger of the Reference Asset Issuer with or into another entity (other than a consolidation, amalgamation or merger of the Reference Asset Issuer with or into another entity and which does not result in any such reclassification or change of all shares of the Reference Asset or the Underlying Stock) or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of the Reference Asset or the Underlying Stock that results in a transfer of or an irrevocable commitment to transfer all shares of the Reference Asset or the Underlying Stock (other than those shares of the Reference Asset or the Underlying Stock owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange of the Reference Asset Issuer or its subsidiaries with or into another entity in which the Reference Asset Issuer is the continuing entity and which does not result in a reclassification or change of the shares of the Reference Asset or the Underlying Stock outstanding but results in the outstanding shares of the Reference Asset or the Underlying Stock (other than shares of the Reference Asset or the Underlying Stock owned or controlled by that other entity) immediately prior to that event collectively representing less than 50% of the outstanding shares of the Reference Asset or the Underlying Stock immediately following that event, in each case if the approval date (as defined below) is on or before a Final Valuation Date.

A “tender offer” shall mean, in respect of the voting shares of a Reference Asset Issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the Reference Asset Issuer as determined by the calculation agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the calculation agent deems relevant.

If a merger event or tender offer occurs in respect of the Reference Asset and the shares of the Reference Asset are exchanged for new shares (including depositary shares) (with no other distributions of property in respect of the shares of the

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Reference Asset), and those new shares are publicly quoted, traded or listed on the New York Stock Exchange, the NASDAQ National Market or their successors in interest, then the Reference Asset shall be adjusted to comprise the number of new shares to which a holder of one share of the Reference Asset immediately prior to the occurrence of the merger event or tender offer, as the case may be, would be entitled upon consummation of the merger event or tender offer. The calculation agent shall also adjust such terms and conditions of the Notes as the calculation agent determines appropriate to account for that event and such new shares shall be deemed Reference Asset.

If a merger event or tender offer occurs and any distributions of property (other than the publicly quoted new shares referred to above) are made on the shares of the Reference Asset, in whole or in part, then the calculation agent shall accelerate the Maturity Date to the day which is five business days after the approval date (as defined below). On the Maturity Date, we shall pay to each holder of a Note the Payment at Maturity, provided that for purposes of that calculation, the Official Closing Price of the Reference Asset will be deemed to be the value of all consideration received (or that would be received) in respect of that event, and the Final Valuation Date will be deemed to be the approval date. In addition, the calculation agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Notes the economic equivalent of any remaining payment obligations with respect to the Notes hereunder. The “approval date” is the closing date of a merger event, or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires or acquires the right to obtain the relevant percentage of the voting shares of the Reference Asset Issuer, or if that date is not a scheduled trading day, the immediately preceding scheduled trading day. In the case of an acceleration of the maturity of the Notes, interest, if any, will be paid on the Notes through and excluding the related date of accelerated payment.

Notwithstanding these alternative arrangements, a merger event or tender offer may affect the Reference Asset in a manner that adversely affects the value of, and trading in, the Notes. Similarly, an adjustment or acceleration resulting from a merger event or a tender offer may adversely affect the value of, or the trading in, the Notes.

Share Delisting, Nationalization, Insolvency

A share delisting shall be deemed to have occurred if at any time during the period from and including the issue date to and including the Final Valuation Date (i) the shares of the Reference Asset cease to be listed on the relevant exchange for those shares for any reason and are not immediately re-listed on a successor exchange which is the New York Stock Exchange, the NASDAQ National Market or a successor in interest (a “successor exchange”), (ii) the Underlying Stock ceases to be listed on the relevant exchange for those shares for any reason and are not immediately re-listed on a comparable exchange or (iii) the deposit agreement (as defined below) is terminated and an analogous arrangement is not created involving the immediate re-listing of the Reference Stock on a successor exchange.  If the Reference Asset is immediately re-listed on a successor exchange, then the Reference Asset shall continue to be deemed to be the Reference Asset.

A nationalization shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, all or substantially all of the assets of a Reference Asset Issuer are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity.

An insolvency shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, by reason of voluntary or involuntary liquidation, bankruptcy or insolvency or any analogous proceeding involving the Reference Asset Issuer (i) any shares of the Reference Asset or the Underlying Stock are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of any shares of the Reference Asset or the Underlying Stock become legally prohibited from transferring those shares.

If a nationalization, insolvency or share delisting occurs, the calculation agent shall accelerate the Maturity Date to the day which is five business days after the announcement date (as defined below). On the accelerated Maturity Date, the issuer shall pay to each Noteholder the Payment at Maturity and for the purposes of that calculation, the Official Closing Price of the Reference Asset will be deemed to be the closing price on the scheduled trading day immediately prior to the announcement date. In addition, the calculation agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Notes the economic equivalent of any remaining payment obligations with respect to the Notes hereunder. The “announcement date” means (i) in the case of a nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the Reference Asset Issuer are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a delisting event, the day of the first public announcement by the relevant exchange that the shares of the Reference Asset will cease to trade or be publicly quoted on that exchange or the deposit agreement is terminated or (iii) in the case of an insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an insolvency with respect to the Reference Asset Issuer. In the case of an acceleration of the maturity of the Notes interest, if any, will be paid on the Notes through and excluding the related date of accelerated payment.

Adjustments

Following the declaration by a Reference Asset Issuer of the terms of any potential adjustment event (as defined below), the calculation agent will determine whether that potential adjustment event has a diluting or concentrative effect on the theoretical value of the Reference Asset and, if so, will make such calculations and adjustments to the terms of the Note as may be necessary in order to account for the economic effect of such event.

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For purposes hereof, “potential adjustment event” means the occurrence of any of the following after the issue date of the Notes:

(i) a subdivision, consolidation or reclassification of the shares of the Reference Asset or the Underlying Stock (unless a merger event), or a free distribution or dividend of any shares of the Reference Asset or the Underlying Stock to existing holders by way of bonus, capitalization or similar issue;

(ii) a distribution or dividend to existing holders of shares of the Reference Asset or the Underlying Stock of (A) the Reference Asset or the Underlying Stock (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Reference Asset Issuer equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(iii) an extraordinary dividend;

(iv) a call by the relevant Reference Asset Issuer in respect of shares of the Reference Asset or the Underlying Stock that are not fully paid;

(v) a repurchase by the Reference Asset Issuer of shares of the Reference Asset or the Underlying Stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(vi) the making of any amendment or supplement to the terms of the deposit agreement; or

(vii) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares of the Reference Asset or the Underlying Stock.

American Depositary Shares — Deposit Agreements

Any Reference Asset in the form of an ADS is issued pursuant to a deposit agreement, as amended from time to time (the “deposit agreement”).  An event that has a diluting or concentrative effect on the Underlying Stock may affect the theoretical value of that Reference Asset unless (and to the extent that) the Reference Asset Issuer or the depository for the Reference Asset, pursuant to their authority (if any) under the deposit agreement, elect to adjust the number of Underlying Stock that are represented by each share of the Reference Asset such that the price and other terms of the Reference Asset will not be affected by any such event – in which case the calculation agent will make no adjustment.  If the Reference Asset Issuer or the depository for the Reference Asset, in the absence of any of the events described below, elect to adjust the number of Underlying Stock that are represented by each share of the Reference Asset, then the calculation agent may make the necessary antidilution adjustments.  The depository of the Reference Asset may also have the ability pursuant to the deposit agreement to make adjustments in respect of the Reference Asset for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash.  Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Price.  If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will then be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes  J.P. Morgan Securities LLC will act as placement agent for the Notes and will receive a fee that will not exceed $12.50 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the securities on or about the Original Issue Date

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set forth in this free writing prospectus, which is expected to be the fifth business day following the Trade Date of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date or the business day thereafter will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

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